SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  October 30, 2003

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 800
Los Angeles, California  90067

(Address of principal executive offices, including zip code)

(310) 552-1776

(Registrant’s telephone number, including area code)

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

(c)           Exhibits

4.1                                 Indenture governing First Regional Bancorp’s 6% Convertible Subordinated Debentures due 2023, dated as of October 30, 2003, between First Regional Bancorp, as Issuer, and Wells Fargo Bank, National Association, as Trustee

4.2                                 Form of 6% Convertible Subordinated Debenture due 2023 (included in Article Two of Exhibit 4.1, which is incorporate herein by reference)

4.3                                 Registration Rights Agreement, dated October 30, 2003, between First Regional Bancorp and each initial purchaser of First Regional Bancorp’s 6% Convertible Subordinated Debentures due 2023

99.1                           Press Release of First Regional Bancorp, dated October 30, 2003

Item 9.  Regulation FD Disclosure.

On October 30, 2003, First Regional Bancorp announced the issuance of $15 million aggregate principal amount of convertible subordinated debentures due 2023.  The debentures were sold to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in reliance on Regulation S under the Securities Act.  The debentures will bear interest at a rate of 6 percent per annum and are convertible into First Regional’s common stock at a conversion price of $27.50 per share.  The debentures are senior to the company’s trust securities but are subordinate to First Regional’s other existing and future senior indebtedness.

The debentures are convertible at any time before the maturity date.  The conversion price is subject to adjustment upon the occurrence of specified events.  At the initial conversion price, each $1,000 principal amount of debentures will be convertible into approximately 36.36 shares of First Regional’s common stock.  The debentures are callable at par on or after October 30, 2007.  The debentures are callable at par prior to October 30, 2007 only if the average closing price of First Regional’s common stock equals or exceeds 140% of the conversion price for 30 consecutive trading days.  Otherwise, the debentures are not callable prior to October 30, 2006 and are callable at 106% of par between October 30, 2006 and October 30, 2007.  First Regional has agreed to file a registration statement to register the debentures and underlying shares of common stock within 60 days and to use its best reasonable efforts to cause the registration statement to become effective within 120 days.

First Regional intends to invest the majority of the net proceeds in First Regional’s subsidiary, First Regional Bank, to support its continued growth.  The remaining proceeds will be used for general corporate purposes in the effort to continue to promote the future growth of First Regional.  A press release announcing the issuance of the debentures is included as Exhibit 99.1 hereto.

In connection with our offering of debentures, First Regional disclosed certain information to persons who have agreed to maintain the disclosed information in confidence until the information becomes otherwise publicly available.

GOALS AND STRATEGY

Our emphasis from our inception has been on meeting the financial services needs of businesses and professionals and we seek to continue to increase our penetration and visibility in the local business community, to increase lending activity and to obtain higher levels of core deposits from businesses and professionals.

Real estate related lending has always been an important part of our loan activity, in part due to the expertise and industry knowledge of our officers and directors.  We will seek to maintain our high-profile position in the real estate finance arena to borrowers of proven expertise and financial strength.

One of our primary goals is to build a portfolio of quality earning assets that will generate a yield to shareholders of approximately a 15% return on equity (ROE).  It must be realized that this is a long-term goal.  At an equity-to-assets ratio of 8%, this would require a return on assets (ROA) of approximately 1.2% in order to meet the ROE goal.  The Company has also set a capital to assets (leverage) ratio standard for itself in excess of the highest standards of Federal regulators.  To summarize, the Company’s internal financial goals include the following, in order of priority:

(1)                                  Growth in net income per share of 15% or greater

(2)                                  Return on Equity (ROE) of 15% or greater

(3)                                  Return on Assets (ROA) of 1.2% or greater

(4)                                  Efficiency Ratio below 60%

(5)                                  Leverage Ratio of 7% or greater

We seek to maintain primary and secondary liquidity sufficient to accommodate any demand for loans or outflow of deposits that may reasonably be anticipated.  We seek to manage our liquid asset portfolios so as to provide sufficient but not excessive levels of liquidity, and to avoid undue levels of interest rate and credit risk.  Beyond these constraints, we seek to manage our portfolios so as to help us achieve our earnings goals.

Once our liquidity needs have been met, we seek to have the remainder of our earning assets consist of high-quality loans.  The achievement of this objective is contingent on there being sufficient loan demand to permit loan growth, and on our ability to identify a sufficient quantity of high-quality loans.  In that regard, we intend to always maintain our loan quality standards and not lower those standards simply to achieve higher loan totals.

We will continue to seek to build the Bank’s deposit base by attracting additional core deposit relationships from businesses and professionals in the local communities we primarily serve.  Our emphasis will be to attract low-cost demand deposit and money market accounts rather than higher yield certificates of deposit.

Management believes that its recent active growth has resulted, in significant part, from the high standard of individualized and responsive service the Bank provides to its customers.  Management’s strategy includes leveraging this high standard of customer service to retain existing customers and attract new customers, resulting in growth in deposits and loans.  In this regard, Management believes it can continue to successfully grow deposits and loans and, at the same time, maintain the Company’s high standard of credit quality.

Management also believes that the Company has benefited from the numerous acquisitions of independent community banks in the Bank’s service areas by large nationwide banks, including out-of-state banks.  Many of the Bank’s customers have left their former banking institutions after experiencing a decline in service following the acquisition of their former bank by a larger bank.  In this regard, the Company’s strategy is to maximize shareholder value over the long-term.

MANAGEMENT

As of October 3, 2003, we had a total of 141 full-time employees and seven part-time employees reflecting full-time equivalent of 146 employees.  Our employees are an important component of our success and we believe our employee relations are very good.  A significant number of the Bank’s employees are long-term employees.  We believe our employee turnover is low in comparison to many of our competitors.

In connection with our performance goals, a significant portion of the compensation paid to officers of the Bank is in the form of incentive compensation, which is determined as a percentage of new deposits originated or, in the case of real estate loans, a percentage of loan fees.

As of October 3, 2003, our real estate department included five real estate lenders at four of our regional offices.  In addition, as of October 3, 2003, we had 27 commercial calling officers across all eight of our regional offices.  Each of these offices is managed by a regional vice president.

Set forth below is biographical information for certain of our executive officers and managers of our business units.

Jack A. Sweeney, a founder of the Bank, has served on the Company’s Board of Directors as its Chairman of the Board since the Company’s inception in 1979, and currently serves as the Company’s Chief Executive Officer.  In his capacity as Chief Executive Officer, Mr. Sweeney heads the lending side of the Bank’s business and, in addition, performs the function of a chief credit officer for the Bank.  Mr. Sweeney has over 50 years of experience in banking in Southern California.  In addition, Mr. Sweeney has had extensive experience in real estate building and investing in southern California.

H. Anthony Gartshore has served as a Director and as President since 1995.  For seven years prior to 1995, Mr. Gartshore served as a consultant to the Bank.  Mr. Gartshore has over 35 years in banking in Southern California, including many years in senior management positions, including President and Chief Executive Officer of another independent bank headquartered in southern

California.  Mr. Gartshore heads the commercial business development effort for the Bank and, in that regard, oversees the Bank’s effort to attract core deposits to the Bank.  In addition, Mr. Gartshore has had extensive experience in real estate building and investing in southern California.

Thomas E. McCullough has served as a Director of the Company and the Bank since 1993.  He currently serves as Corporate Secretary of the Company, and is Executive Vice President and Chief Operating Officer of the Bank.  Prior to 2003 Mr. McCullough also served as the Chief Financial Officer of the Company and the Bank.  Mr. McCullough joined First Regional in 1983, and is responsible for such functions as finance and accounting, investments, human resources, bank operations, data processing, and asset/liability management.  Mr. McCullough began his banking career in 1974, and since that time has served in a variety of positions in independent banks throughout Southern California.  Mr. McCullough has also been active in industry, civic, and service organizations.  He received his B.A. degree in Economics from the Wharton School at the University of Pennsylvania, and later earned his M.B.A. in Finance at the Anderson Graduate School of Management at the University of California, Los Angeles.

Effective September 22, 2003, the Company granted options to buy up to 150,000 shares of the Company’s Common Stock to certain officers and directors of the Company and its subsidiaries.  All of the options vest over seven years and expire on September 1, 2013.  The exercise price of the options is $20.79, which was the closing sale price of the Common Stock as of September 17, 2003, the date immediately preceding the date on which the Company’s Board of Directors approved the grant of the options.  All options were granted under the Company’s 1999 Stock Option Plan, a copy of which is included in the Company’s Proxy Statement filed with the SEC in connection with the Company’s May 16, 2002 Annual Meeting of Shareholders, which Proxy Statement was filed with the SEC on April 29, 2002.

The option grants described in the previous paragraph included those granted to the following persons who file reports with the SEC pursuant to Section 16(a) of the Exchange Act:

Name	Title	Number of Shares subject to 9/22/03 Option Grant

Jack A. Sweeney	Chairman and Chief Executive Officer and a Director	26,000

H. Anthony Gartshore	President and a Director	26,000

Thomas E. McCullough	Corporate Secretary and a Director, and Executive Vice President, Chief Operating Officer and a Director of First Regional Bank	17,000

Richard E. Schreiber	Director	25,000

Steven J. Sweeney	Executive Vice President, General Counsel and a Director of First Regional Bank	25,000

Elizabeth Thompson	Chief Financial Officer	1,000

Richard E. Schreiber was appointed a Director of the Company effective July 17, 2003.  Mr. Schreiber is a certified public accountant with over 35 years of financial and accounting experience, including 19 years (eight as an audit partner) with Price Waterhouse.  Mr. Schreiber is an independent director and serves on the Audit Committee of the Company’s Board of Directors and has been designated its “audit committee financial expert.”

Steven J. Sweeney was appointed a Director of the Company’s subsidiary, First Regional Bank, on May 15, 2003.  Mr. Sweeney became the Bank’s Executive Vice President and General Counsel effective July 1, 2003.  Mr. Sweeney served on the Company’s Board of Directors from 1994 to 1996, which position he left upon joining the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he served from 1996 to 2002.

Elizabeth Thompson was appointed the Company’s and the Bank’s Chief Financial Officer effective January 1, 2003.  Prior to such time, Ms. Thompson served as the Bank’s Controller.  Ms. Thompson is a certified public accountant with over 20 years of experience.

This Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

Limitation of Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 9 shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.  First Regional does not intend for this Item 9 or Exhibit 99.1 to be incorporated by reference into filings under the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 5, 2003

FIRST REGIONAL BANCORP

By:	/s/ Thomas E. McCullough
Thomas E. McCullough Corporate Secretary

Exhibit Index

4.1                                 Indenture governing First Regional Bancorp’s 6% Convertible Subordinated Debentures due 2023, dated as of October 30, 2003, between First Regional Bancorp, as Issuer, and Wells Fargo Bank, National Association, as Trustee

4.2                                 Form of 6% Convertible Subordinated Debenture due 2023 (included in Article Two of Exhibit 4.1, which is incorporate herein by reference)

4.3                                 Registration Rights Agreement, dated October 30, 2003, between First Regional Bancorp and each initial purchaser of First Regional Bancorp’s 6% Convertible Subordinated Debentures due 2023

99.1                           Press Release of First Regional Bancorp, dated October 30, 2003